EXHIBIT 99.1
Network Communications, Inc. Reports Fiscal Year 2008
Fourth Quarter Results

Fourth quarter
Revenue	$59.8 million
Operating Profit	$2.2 million
Net Loss	$(5.0) million
EBITDA[1]	$9.9 million

LAWRENCEVILLE, GA, June 18, 2008 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended March 30, 2008. The Company reported revenues of $59.8 million, up 3.8% from the same period in fiscal year 2007. Operating profit was $2.2 million, a decrease of 35.2% compared to the $3.5 million from the same period last year. For the quarter, the net loss was $(5.0) million compared to a net loss of $(2.6) million in the same period last year. EBITDA for the fourth quarter decreased by $1.1 million or 10.8% from $11.0 million in fiscal year 2007 to $9.9 million in fiscal year 2008.
“The fourth quarter was very challenging as we experienced a larger than anticipated decline in revenue from The Real Estate Book, our largest brand. This decline was partly offset by better than 20% growth at our Apartment Finder brand. In response to the higher-than-anticipated decline at The Real Estate Book, we accelerated the cost containment programs that we initiated in the second quarter to manage expenses and maximize efficiency across the Company,” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications.
Financial Highlights
FISCAL YEAR 2008 FOURTH QUARTER
Revenue: Fourth quarter revenue was $59.8 million, an increase of 3.8% from revenue of $57.6 million in the same period of fiscal year 2007. Revenue from our resale and new sales product area was $30.4 million, a decrease of $3.1 million or 9.1% compared to $33.5 million in the same period of fiscal 2007. The Real Estate Book (“TREB”) had revenue of $22.4 million for the quarter which was down $5.7 million or 20.2% from the prior year quarter. Revenue for our Unique Homes publication was $1.4 million for the quarter, down $0.2 million or 13.0% from the fourth quarter of fiscal year 2007. By Design Publishing, a custom publisher that we acquired during the second quarter of fiscal year 2008, contributed $3.2 million of revenue. Rental and leasing product area revenue increased by $3.3 million or 18.9% compared to fiscal year 2007. Apartment Finder (“AF”) posted revenue growth of $3.6 million or 23.2% due to strong growth in ad pages in our existing markets, and the contribution of fifteen new markets launched or acquired in fiscal years 2007 and 2008. This growth was partially offset by year-over-year declines in revenue from Black’s Guide and Mature Living Choices which were primarily the result of closing unprofitable markets for these brands in fiscal years 2007 and 2008. The remodeling and home improvement product area posted revenue of $8.5 million, an increase of $1.9 million or 29.3%, compared to the prior year period. The revenue growth was the result of growth in our core publications as well as an expansion of our home improvement product and the acquisition of titles serving the New England and St. Louis markets completed in the first quarter of fiscal year 2008. Fourth quarter revenue, excluding fiscal 2008 acquisitions, was $53.8 million, a decrease of 6.6% compared to fiscal 2007.
Operating Profit: Fourth quarter fiscal 2008 operating profit was $2.2 million, a decrease of 35.2% compared to an operating profit of $3.5 million in the same period of fiscal 2007. The decrease resulted from a decline in TREB revenue, increases in labor, production, and distribution expenses related to our fiscal 2008 acquisitions, investment in our online operations and corporate expenses related to Sarbox compliance and restructuring activities.

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Network Communications, Inc. Reports Fiscal Year 2008 Fourth Quarter Results—page 2
Depreciation and amortization expense for the fourth quarter of fiscal year 2008 was $7.5 million, flat compared to $7.5 million in the same period of fiscal year 2007.
Net Loss: Fourth quarter net loss was $(5.0) million compared to a net loss of $(2.6) million in the same period of fiscal year 2007. The year-over-year decline was the result of lower operating profit, an increase in interest expense, and a reduction in tax benefit.
Discontinued Operations: The Company sold its Corporate Choices magazine in the second quarter of fiscal year 2007. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the fourth quarter was $9.9 million, a decrease of $1.1 million or 10.8%, from the $11.0 million a year ago. Fourth quarter EBITDA, excluding fiscal 2008 acquisitions, was $8.3 million, a decrease of 24.5% compared to the same period in fiscal 2007.
Cash Flow: Network Communications, Inc. generated $10.0 million in cash from operations during the fourth quarter compared to $11.9 million in the same period of fiscal year 2007. Cash capital spending was $2.3 million in the 2008 fourth quarter, an increase of $0.8 million from the $1.5 million in cash capital spending during the same period in fiscal 2007. Cash interest in the fourth quarter of fiscal 2008 was $2.6 million compared to $1.4 million in fiscal 2007. The Company funded $1.5 million of acquisitions in the quarter. The Company ended the quarter with a cash balance of $6.7 million.
Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Fiscal Year ended
	3/30/08	3/25/07	Change	3/30/08	3/25/07	Change
Revenue	$59,761	$57,558	3.8%	$223,726	$203,739	9.8%

Operating expenses	57,513	54,091	6.3%	198,621	185,697	7.0%

Operating profit	2,248	3,467	-35.2%	25,105	18,042	39.1%

Other income (expense):
Interest expense, net	(9,920)	(9,120)	8.8%	(34,400)	(28,748)	19.7%
Unrealized loss on derivatives	—	—	—	—	(7)	—
Other income	107	55	94.5%	70	55	27.3%

Loss from continuing operations before income taxes	(7,565)	(5,598)	35.1%	(9,225)	(10,658)	-13.4%

Income tax benefit	(2,561)	(3,033)	-15.6%	(3,047)	(4,831)	-36.9%

Loss from continuing operations	(5,004)	(2,565)	95.1%	(6,178)	(5,827)	6.0%

Discontinued operations:
Income from discontinued operations, net of applicable income tax expense	—	—	—	—	9	—
Loss on disposal of discontinued operations of $205, net of applicable income tax benefit of $84	—	—	—	—	(121)	—

Net loss	$(5,004)	$(2,565)	95.1%	$(6,178)	$(5,939)	4.0%

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Network Communications Inc. Reports Fiscal Year 2008 Fourth Quarter Results—page 3
Network Communications, Inc.
EBITDA1 Reconciliation
(unaudited, in thousands)

	Quarter ended		Fiscal Year ended
	3/30/08	3/25/07	3/30/08	3/25/07
Net loss	$(5,004)	$(2,565)	$(6,178)	$(5,939)

Loss on disposal of discontinued operations	—	—	—	205

Loss on disposal of fixed assets	1	—	83	37

Unrealized loss on derivatives	—	—	—	7

Depreciation	2,203	2,692	6,872	12,897

Amortization	5,291	4,823	17,151	15,411

Interest expense, net	9,920	9,120	34,400	28,748

Income tax benefit [2]	(2,561)	(3,033)	(3,047)	(4,909)

EBITDA[1]	$9,850	$11,037	$49,281	$46,457

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net tax benefit attributable to continuing operations and discontinued operations.
Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Fiscal Year ended
	3/30/08	3/25/07	Change	3/30/08	3/25/07	Change
Revenue

Resale and new sales	$30,440	$33,469	-9.1%	$117,369	$120,579	-2.7%

Rental and leasing	20,810	17,505	18.9%	74,038	59,159	25.2%

Remodeling and home improvement	8,511	6,584	29.3%	32,319	24,001	34.7%

Total	$59,761	$57,558	3.8%	$223,726	$203,739	9.8%

Network Communications, Inc. Reports Fiscal Year 2008 Fourth Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2008 fourth quarter results on Thursday, June 19, at 10:00 a.m. EST. The conference call number is (888) 554-7613 if you are in the U.S., or (706) 679-7698 if you are outside the U.S. The conference ID is 48879444. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 48879444. The replay will be available for 10 days from the date of the call.
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The Company was acquired by Court Square Capital Partners (formerly known as Citigroup Venture Capital Equity Partners, L.P) in January of 2005. Its magazines are read by over 12 million readers in over 630 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, Mountain Living, New England Home, and Home by Design, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 30, 2008 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com